Exhibit 99.1

PRESS RELEASE

Liberty Global Acquires a 12.65% Stake in Ziggo, the Largest Cable Operator in the Netherlands

Englewood, Colorado - March 28, 2013

Liberty Global, Inc. (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announces that it has acquired 25.3 million shares in Ziggo N.V. (“Ziggo”) from Barclays Capital Securities Limited at €25.00 per share (the “Purchase Price”), for a total investment of approximately €632.5 million. As a result of this investment, Liberty Global owns 12.65% of Ziggo, based on the shares outstanding as of December 31, 2012.

Liberty Global considers the acquisition of this minority stake in Ziggo as an attractive opportunity to make a strategic investment in a market where it already enjoys a sizeable presence through its UPC Netherlands subsidiary. The Purchase Price is also financially attractive given the stock's approximate 7.4% dividend yield, which is implied by Ziggo's expectation that it will pay €370 million of dividends during 2013.

Liberty Global will fund the acquisition of Ziggo shares with a non-recourse margin loan and existing liquidity. As the transaction does not result in Liberty Global obtaining a controlling interest in Ziggo, no regulatory approvals are required.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the transaction and the anticipated consequences and benefits of the transaction, Ziggo's expected dividends, and the impact of the transaction on our operations and financial performance. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include overall financial market conditions, any material business or financial developments at Ziggo, the continued use by subscribers and potential subscribers of Ziggo's services, as well as other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the leading international cable company, with operations in 13 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading television, broadband internet and telephony services are provided through next-generation networks and innovative technology platforms that connect 20 million customers who subscribe to 35 million services as of December 31, 2012.

Liberty Global's consumer brands include UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, UPC Business, a commercial services division, and Liberty Global Ventures, our investment fund. For more information, please visit www.lgi.com or contact:

Investor Relations
Christopher Noyes    +1 303 220 6693
Oskar Nooij        +1 303 220 4218

Corporate Communications
Hanne Wolf    +1 303 220 6678
Bert Holtkamp    +31 20 778 9800

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